UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 10, 2009

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2009, at the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) of Antigenics Inc. (the “Company”) the stockholders approved Amendment No. 6 (“Amendment No. 6”) to the Antigenics Inc. 1999 Equity Incentive Plan (the “1999 EIP”) to allow the Compensation Committee of the Company’s Board of Directors, without stockholder approval, to amend any outstanding option granted under the 1999 EIP to provide an option price per share that is lower than the then-current option price per share of such outstanding option and grant in substitution therefor new options covering the same or a different number of shares of common stock having an exercise price per share lower than the then-current exercise price per share of the cancelled option. A more complete description of Amendment No. 6 is contained in the Company’s proxy statement for the 2009 Annual Meeting (the “Proxy Statement”).

On June 10, 2009 at the 2009 Annual Meeting, the stockholders also approved Amendment No. 3 to the Company’s Directors’ Deferred Compensation Plan (“Amendment No. 3”) to increase the number of Antigenics common stock available for issuance under the Directors’ Deferred Compensation Plan from 250,000 shares to 450,000 shares. A more complete description of Amendment No. 3 is contained in the Proxy Statement.

On June 10, 2009 at the 2009 Annual Meeting, the stockholders approved the Antigenics Inc. 2009 Equity Incentive Plan (the “2009 EIP”). Under the 2009 EIP, the Company may issue up to 13,000,000 shares of its common stock to the Company’s employees, directors and consultants. The awards under the 2009 EIP may be in the form of incentive stock options, nonstatutory stock options, restricted stock, unrestricted stock, stock appreciation rights, phantom stock awards and restricted units, among other equity-based awards. A more complete description of the 2009 EIP is contained in the Proxy Statement.

On June 10, 2009 at the 2009 Annual Meeting, the stockholders also approved the Antigenics Inc. 2009 Employee Stock Purchase Plan (the “2009 ESPP”). Under the 2009 ESPP, eligible employees of the Company and its designated subsidiaries may purchase shares of the Company’s common stock at a price per share equal to 85% of the lesser of the fair market value of the common stock on the first day and last day of a pre-determined six month period. The total number of shares available for sale under the 2009 ESPP is the lesser of (a) 500,000 shares increased on each anniversary of the adoption of the 2009 ESPP by 1% of the shares then outstanding and (b) 1,000,000 shares. A more complete description of the 2009 ESPP is contained in the Company’s Proxy Statement.

On June 11, 2009 the Board of Directors of the Company appointed Timothy Rothwell to serve as a new member of the Board of Directors, effective immediately. He will serve as a Class I Director, subject to his earlier resignation or removal, for a term expiring at the 2010 annual meeting of the Company’s stockholders and until the election and qualification of his successor. There was no arrangement or understanding pursuant to which Mr. Rothwell was elected as a director.

In accordance with the Company’s Director Compensation Policy (the “Policy”), on June 11, 2009, Mr. Rothwell received a grant of a non-qualified stock option to purchase 25,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in connection with his initial appointment as a director. Also under the Policy, for service as a director, he shall receive an annual cash retainer of $34,000, paid quarterly in arrears as of the last day of each calendar quarter; and an annual grant of a non-qualified stock option to purchase 15,000 shares of Common Stock, which shall generally be made at each annual meeting of the Board of Directors following the Company’s annual meeting of stockholders.

The options described above shall (i) vest annually over three years commencing on the date of grant, subject to continued service on the Board; provided that any unvested portion vests automatically on the last day of the term of a director who does not stand for reelection at the end of his term, (ii) have an exercise price equal to the fair market value of the Common Stock as determined in the Company’s 2009 Equity Incentive Plan and (iii) contain the terms and conditions set forth in the form of non-qualified stock option agreement previously approved by the Compensation Committee.

The Company’s press release announcing the appointment of Mr. Rothwell and providing biographical information is attached hereto as Exhibit 99.1.

On June 11, 2009, the Compensation Committee of the Board of Directors of the Company approved the amendment and restatement of the Executive Change in Control Plan (the “Plan”) and form of Participation Agreement to accelerate the vesting of restricted stock awards in the event of a change in control event in accordance with the Plan. A copy of the amended and restated Plan, is filed herewith as Exhibit 10.1.

On June 11, 2009, the Board of Directors approved the form of Restricted Stock Agreement and the Stock Option Agreement to be used by the Company in connection with the Company’s 2009 EIP. A copy of the form of Restricted Stock Agreement and form of Stock Option Agreement are filed herewith as Exhibits 10.2 and 10.3, respectively.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: June 15, 2009	By:	/s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Executive Change-in-Control Plan

10.2	Form of Restricted Stock Agreement for the Antigenics Inc. 2009 Equity Incentive Plan

10.3	Form of Stock Option Agreement for the Antigenics Inc. 2009 Equity Incentive Plan

99.1	Press Release dated June 15, 2009